Exhibit 99.4

WCEP HOLDINGS, LLC

Financial Statements

(Unaudited)

September 30, 2014

WCEP HOLDINGS, LLC

Table of Contents

Page(s)

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Member’s Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6—9

WCEP Holdings, LLC And Subsidiaries

(A Delaware Limited Liability Company)

Consolidated Balance Sheets

(in thousands)

	Successor	Predecessor
	As of September 30, 2014	As of December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,256	$27,694
Accounts receivable	21,385	13,287
Inventory	3,133	2,484
Prepaid expenses and other	192	483
Total current assets	37,966	43,948

Property, plant & equipment, net of accumulated depreciation of $9,249 and $13,658	515,751	540,229

Other assets:
Restricted cash	22,241	17,831
Emission credits	16	24
Other intangible assets, net of accumulated amortization of $10,000 and $0	170,000	—
Total assets	$745,974	$602,032

Liabilities & Member’s Equity
Current liabilities:
Current portion of long-term debt	$37,472	$35,424
Accounts payable and accrued liabilities	5,070	1,333
Accrued interest	755	764
Derivative instruments	12,478	—
Total current liabilities	55,775	37,521

Long-term debt, net of current portion	406,574	434,858
Long-term derivative liabilities	16,455	31,441
Deferred revenue	22,608	—
Asset retirement obligation	8,763	8,346
Total liabilities	510,175	512,166

Commitments and contingencies

Member’s equity	235,799	89,866
Total liabilities and member’s equity	$745,974	$602,032

WCEP Holdings, LLC And Subsidiaries

(A Delaware Limited Liability Company)

Consolidated Statements of Operations and Comprehensive Income/(Loss)

For the nine months ended September 30, 2014 and 2013

(Unaudited)

	Successor	Predecessor
	April 1, 2014 through September 30, 2014	January 1, 2014 through March 31, 2014	January 1, 2013 through September 30, 2013
	(In thousands)	(In thousands)	(In thousands)
Operating Revenues
Energy revenue	$—	$—	$5,014
Lease revenue	74,063	9,920	65,017
Revenue levelization adjustments	(22,608)	—	—
Other revenue	(10,000)	—	—
Total operating revenues	41,455	9,920	70,031
Operating Expenses
Fuel	602	226	4,872
Maintenance and other operating costs	9,111	4,499	8,248
Depreciation, amortization and accretion	9,530	4,843	9,362
Total operating expenses	19,243	9,568	22,482
Income from operations	22,212	352	47,549
Other Income/(Expense)
Interest income	46	153	—
Interest expense	(7,451)	(7,022)	(15,570)
Other income, net		135	30
Total other expense	(7,405)	(6,734)	(15,540)
Net income/(loss)	14,807	(6,382)	32,009

Other comprehensive (loss)/income:
Unrealized (loss)/gain on derivatives	(5,162)	(775)	17,956
Other comprehensive (loss)/income	(5,162)	(775)	17,956
Comprehensive income/(loss)	$9,645	$(7,157)	$49,965

WCEP Holdings, LLC And Subsidiaries

(A Delaware Limited Liability Company)

Consolidated Statements of Member’s Equity

(Unaudited)

	Capital Contributions	Capital Distributions	Retained (Deficit)/ Earnings	Accumulated Other Comprehensive Loss	Total Member’s Equity
			(In thousands)
Predecessor
Balance at December 31, 2013	140,111	(21,999)	3,195	(31,441)	89,866
Net loss	—	—	(6,382)	—	(6,382)
Capital distributions	—	(15,400)	—	—	(15,400)
Other comprehensive loss	—	—	—	(775)	(775)
Balance at March 31, 2014	$140,111	$(37,399)	$(3,187)	$(32,216)	$67,309

Successor
Balance at April 1, 2014	$238,138	$—	$—	$—	$238,138
Net income	—	—	14,807	—	14,807
Purchase accounting adjustments	16	—	—	—	16
Dividend distributions	—	—	(12,000)	—	(12,000)
Other comprehensive loss	—	—	—	(5,162)	(5,162)
Balance at September 30, 2014	$238,154	$—	$2,807	$(5,162)	$235,799

WCEP Holdings, LLC And Subsidiaries

(A Delaware Limited Liability Company)

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2014 and 2013

(Unaudited)

	Successor	Predecessor
	April 1, 2014 through September 30, 2014	January 1, 2014 through March 31, 2014	January 1, 2013 through September 30, 2013
	(In thousands)	(In thousands)	(In thousands)

Cash flows from operating activities:
Net income/( loss)	$14,807	$(6,382)	$32,009
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	9,530	4,843	9,362
Amortization of deferred financing costs	—	—	7,497
Amortization of contract intangibles	10,000	—	—
Loss on sale of emissions	—	—	49
Purchase accounting adjustment-amortization of OCI	(6,728)	—	—
Changes in assets and liabilities:
Accounts receivable	(14,156)	6,094	(17,358)
Inventory	(557)	(91)	(2,285)
Prepaid expenses and other current assets	2,328	(2,068)	(706)
Accounts payable and accrued liabilities	1,197	1,870	(16,352)
Interest payable	679	(24)	1,100
Revenue levelization adjustments	22,608	—	—
Net cash provided by operating activities	39,708	4,242	13,316

Cash flows from investing activities:
(Increase)/decrease in restricted cash	(8,439)	4,029	(13,496)
Capital expenditures	—	(342)	(51,305)
Purchased emission credits	—	—	(57)
Net cash (used in)/provided by investing activities	(8,439)	3,687	(64,858)

Cash flows from financing activities:
Cash distribution to parent	(12,000)	(15,400)	(20,339)
Proceeds from debt	—	—	113,270
Repayment of long-term debt	(20,584)	(5,652)	(16,565)
Net cash (used in)/provided by financing activities	(32,584)	(21,052)	76,366
Net (decrease) increase in cash and cash equivalents	(1,315)	(13,123)	24,824

Cash and cash equivalents at beginning of period	14,571	27,694	897
Cash and cash equivalents at end of period	$13,256	$14,571	$25,721

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amount capitalized	$14,163	$7,047	$10,447

WCEP HOLDINGS, LLC

Notes to Financial Statements

September 30, 2014

(1)                     Nature of Operations

WCEP Holdings, LLC, or WCEP, a Delaware limited liability company, is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG. WCEP was organized under Delaware law on May 31, 2011 and has an ownership interest in one gas project. WCEP and its subsidiaries are referred to herein as the “Company.” On April 1, 2014, NRG completed the acquisition of substantially all of the assets of Edison Mission Energy, or EME, the EME Acquisition, including its member interests in the Company. The Company’s parent was acquired by NRG Energy Gas and Wind Holdings LLC, a wholly owned subsidiary of NRG.

WCEP owns 100% interest in Walnut Creek Energy, LLC, (Walnut Creek) which owns a 479-megawatt gas-fired simple cycle combustion turbine generating facility located in the City of Industry, California. The Walnut Creek project achieved commercial operation in May 2013 and began selling electricity to Southern California Edison (SCE) on June 1, 2013 under a Power Purchase Tolling Agreement (PPTA) with the term of 10 years. Under terms of the 10-year SCE PPTA that became effective on November 1, 2010, the Company receives a shaped monthly capacity rate adjusted for availability penalties, a variable O&M charge, start-up charges, and other miscellaneous charges as described in the PPTA. During the period from April 1, 2014 through September 30, 2014, the period from January 1, 2014 through March 31, 2014 and the nine months ended September 30, 2013, the Company recorded lease revenues of $74,063,000, $9,920,000 and $65,017,000, respectively.

Predecessor and Successor Reporting

As further discussed in note 3, Business Acquisition, on April 1, 2014, NRG completed the acquisition of substantially all of the assets of EME, or the EME Acquisition, including its member interests in the Company. The EME Acquisition was accounted for under the acquisition method of accounting. Fair value adjustments have been pushed down to the Company, resulting in the Company’s assets and liabilities being recorded at fair value at April 1, 2014. In addition, effective with the EME Acquisition, the Company adopted the accounting policies of NRG. Therefore, the Company’s financial information prior to the EME Acquisition is not comparable to its financial information subsequent to the EME Acquisition.

As a result of the impact of pushdown accounting, the consolidated financial statements and certain note presentations separate the Company’s presentations into two distinct periods, the period before the consummation of the EME Acquisition (labeled predecessor) and the period after that date (labeled successor), to indicate the application of different basis of accounting between the periods presented.

The following notes should be read in conjunction with the accounting policies and other disclosures as set forth in the notes to the Company’s annual financial statements. Interim results are not necessarily indicative of results for a full year.

(2)                     Business Acquisition

On April 1, 2014, NRG completed the EME Acquisition. The acquisition was recorded as a business combination under ASC 805, Business Combinations, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. As discussed in note 1, Nature of Operations, the acquisition method of accounting impacts have been pushed down to the Company, resulting in certain assets and liabilities of the Company being recorded at fair value as of April 1, 2014. The initial accounting for the business combination is not complete because the evaluation necessary to assess the fair values of certain assets acquired is still in process.  The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that exist as of the acquisition date.

The preliminary allocation of assets and liabilities is as follows (in thousands):

Fair Value
Assets
Current and non-current assets	$40,698
Net plant and equipment	520,000
Other intangible assets	185,000
Total assets acquired	$745,698

Liabilities
Current and non-current liabilities	$79,155
Long-term debt	428,405
Total liabilties assumed	507,560

Net assets acquired	$238,138

Fair Value Measurements

The fair values of the property, plant and equipment and intangible assets at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820.  Significant inputs were as follows:

Property, plant and equipment — The estimated fair values were determined primarily based on an income method using discounted cash flows and validated using a market approach based on recent transactions of comparable assets.  The income approach was primarily relied upon as the forecasted cash flows more appropriately incorporate differences in regional markets, plant types, age, useful life, equipment condition and environmental controls of each asset. The income approach also allows for a more accurate reflection of current and expected market dynamics such as supply and demand, commodity prices and regulatory environment as of the acquisition date.

Intangible assets — The fair value of the PPTA acquired was determined utilizing a variation of the income approach where the expected future cash flows resulting from the acquired PPTA was reduced by operating costs and charges for contributory assets and then discounted to present value at the weighted average cost of capital of an integrated utility peer group adjusted for project-specific financing attributes.  The values were corroborated with available market data. The PPTA intangible assets will be amortized over the remaining 9 years term of the PPTA.

(3)                     Accounting for Derivative Instruments and Hedging Activities

(a)     Interest Rate Swaps

On June 30, 2013, the Company entered into 10-year amortizing interest rate swap agreements for the purpose of hedging the variability of cash flows in the interest payments due to fluctuations of the London Interbank Offered Rate, or LIBOR. These interest rate swap agreements became effective on July 27, 2011 and qualify as effective cash flow hedges. The interest rate swap agreements entitle the Company to receive a floating (three-month LIBOR) rate and pay a fixed rate of 4.0025% for the Company and 3.5429% for Walnut Creek. The interest rate swap agreements expire in May 2023.

The interest rate swap agreements convert the LIBOR-based rates (0.23710% and 0.23745% for the Company and 0.23310% and 0.24660% for Walnut Creek at September 30, 2014 and December 31, 2013, respectively) in the term loan to a fixed interest rate of 4.0025% for the Company and 3.5429% for Walnut Creek.

Total interest expense, net of amounts capitalized in 2013, related to the swap agreements was $7,122,000, $3,543,000 and $4,129,000 for the period from April 1, 2014 through September 30, 2014, the period from January 1, 2014 through March 31, 2014 and the nine months ended September 30, 2013, respectively. These costs are included in interest expense in the accompanying consolidated statements of operations.

(b)     Volumetric Underlying Derivative Transactions

The Company’s interest rate swaps had a notional volume of $399,641,000 and $423,254,000 at September 30, 2014 and December 31, 2013, respectively. The notional amount of the interest rate swap agreements amortizes each year, such that the Company’s interest payment under the financing is approximately 90% hedged.

(c)      Fair Value of Derivative Instruments

The following table summarizes the Company’s derivative liabilities on the balance sheets (in thousands):

	Successor	Predecessor
	September 30, 2014	December 31, 2013
Derivatives designated as cash flow hedges:
Interest rate contracts current	$12,478	$—
Interest rate contracts long term	16,455	31,441
Total derivatives	$28,933	$31,441

Interest payable amounts related to the swap liability are included in interest payable on the Company’s balance sheets. The Company had interest payable related to the rate swap liability of $340,000 and $344,000 at September 30, 2014 and December 31, 2013, respectively.

(d)   Accumulated Other Comprehensive Income (Loss)

The following table presents the gains (losses) on the interest rate swaps designated as cash flow hedges in the consolidated statements of operations and other comprehensive income (loss) (in thousands):

	April 1, 2014 through September 30, 2014	January 1, 2014 through March 31, 2014	January 1, 2013 through September 30, 2013
Recognized in OCI on interest rate derivatives	$(5,162)	$(775)	$17,956

All of the forecasted transactions (future interest payments) were deemed probable of occurring; therefore, no cash flow hedges were discontinued and no amount was recognized in the Company’s results of operations as a result of discontinued cash flow hedges.

(4)                     Subsequent events

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through January 16, 2015, the date that the financial statements are available to be issued.